Exhibit 21

Subsidiaries of the Registrant

The following entities are wholly owned subsidiaries of Sunset Brands, Inc.

1.	Low Carb Creations, Inc., a Washington corporation

2.	Sunset Brands California, Inc., a Nevada corporation